Exhibit 23.9

Consent of Cawley, Gillespie & Associates, Inc.

July 28, 2026

PBT Land and Minerals, Inc.

400 Pine Street, Suite 1010

Abilene, Texas 79601

Ladies and Gentlemen:

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-4 of PBT Land and Minerals, Inc. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our report setting forth the estimates of reserves and value of reserves and our reports on reserves as of December 31, 2025, and December 31, 2024, of the underlying properties and interest contributed from Greybeard Energy, LLC. We hereby further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

Submitted,

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

/s/ J. Zane Meekins, P.E.
J. Zane Meekins, P. E
Executive Vice President